[KALOBIOS LETTERHEAD]

Exhibit 10.1

May __, 2015

Ronald A. Martell

40 San Andreas Way

San Francisco, CA 94127

Dear Ron:

KaloBios Pharmaceuticals, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position.  Your title will be Executive Chairman, and you will report to the Company’s Board of Directors.  This is a full-time position, which we will reassess from time to time, and in particular upon the hiring of a full-time Chief Executive Officer.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. Your primary duties shall include (a) leading the Company’s financing and strategic planning efforts, in coordination with Herb Cross, CFO and interim CEO; (b) leading the Company’s search for a permanent CEO, also in coordination with Herb; (c)  providing strategy and leadership on execution of the Company’s other 2015 corporate objectives, as approved by the Board; and (d) assuming the duties of Chairman, as described in the Company’s Bylaws. You may have other duties as specified by the Board from time to time. You will have no direct reports other than Herb. Your start date will be as soon as possible upon the execution of this letter agreement, as mutually agreed.

2. Cash Compensation.  Your salary will be at the rate of  $41,667 per month, payable in accordance with the Company’s standard payroll schedule.  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.  You are eligible to participate in the Company’s annual bonus plan.  Your maximum bonus (if any) will be equal to 50% of your base salary for the bonus period, prorated for part year service.  The bonus (if any) is determined by the Board, and will be awarded based on the achievement of Company objectives established by the Board.  The determinations of the Board with respect to your bonus will be final and binding.  In the event that there is any conflict between this letter agreement and the Company’s Bonus Plan, the Bonus Plan, as interpreted and administered by the Company, will govern. You also understand and agree that upon the effective date of this letter agreement, you will no longer receive or be eligible for compensation as a director of the Company.

3. Employee Benefits.  As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, including medical and dental benefits, flexible spending account and 401(k) plan.  In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy as in effect from time to time.

4. Stock Options.  Subject to the approval of the Board, you will be granted options to purchase 25,000 shares of the Company’s Common Stock, to be granted each month over the shorter of a  one-year period, or until the date you are no longer serving as Executive Chairman.

The exercise price per share will be determined by the Board or its Compensation Committee on the date of each option grant.  The options will be subject to the terms and conditions applicable to options granted under the Company’s 2012 Equity Incentive Plan  (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. Each monthly option grant will vest on the first year anniversary of that grant date, as described in the applicable Stock Option Agreement, subject to your ongoing status as a service provider to the Company, as defined in the Plan. You will be responsible for ensuring compliance with Section 16 securities ownership reporting requirements, although if desired we will request that our outside counsel assist you in that regard.

5. Proprietary Information and Inventions Agreement.  Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

6. Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7. Outside Activities.  While you render services to the Company, you agree that you will not engage in any other significant employment, consulting or other business activity without the prior written consent of the Board.  While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

8. Taxes.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

9. Interpretation, Amendment and Enforcement.  This letter agreement and Exhibit A constitute the complete agreement between you and the Company regarding your employment, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Mateo County in connection with any Dispute or any claim related to any Dispute.

10. Arbitration.  Any controversy or claim arising out of this letter agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration.  The arbitration will take place in San Mateo County.  The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes.  Any award or finding will be confidential.  You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute.  You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court.  Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.  This Section does not apply to claims for workers’ compensation benefits or unemployment insurance benefits.

* * * * *

We hope that you will accept our offer to join the Company.  You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to Don Joseph, Chief Legal Officer, at the Company.  As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Ron, we are very excited for you to take on this new role with the Company. If you have any questions about the position or this letter agreement, please call me.

Very truly yours,

KaloBios Pharmaceuticals, Inc.
By:
Title:	Chairman

I have read and accept this employment offer:

Ronald A. Martell
Dated:

Attachment:  Exhibit A--Proprietary Information and Inventions Agreement